EXHIBIT 10.1

AWARD AGREEMENT

for

NON-EMPLOYEE DIRECTOR DEFERRED STOCK UNITS

THIS AWARD AGREEMENT, effective as of _________, 20__ (the “Grant Date”), is made by and between RENTRAK CORPORATION, an Oregon corporation (“Corporation”), and _________________, a Non-Employee Director of Corporation (“Participant”).

RECITALS

A.            Corporation has adopted the 2005 Stock Incentive Plan of Rentrak Corporation (the “Plan”).

B.            Corporation’s Board of Directors has determined that it would be to the advantage and best interest of Corporation and its shareholders to grant the Award of Deferred Stock Units (the “DSU Award”) provided for in this Agreement to Participant as an inducement to remain on the Board of Directors of Corporation and as an incentive for increased efforts during such service as a director.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.             GRANT OF DSU AWARD

1.1           Grant of Deferred Stock Units.  In consideration of Participant’s agreement to continue as a director of Corporation and for other good and valuable consideration, effective as of the Grant Date Corporation irrevocably grants to Participant 9,000 Deferred Stock Units upon the terms and conditions set forth in this Agreement and the Plan.

1.2           Nature of Units.  The Deferred Stock Units subject to this DSU Award are governed by the provisions of Section 9.1(b) of the Plan applicable to Restricted Stock Units.

1.3           Restriction Period.  During the period (the “Restriction Period”) commencing on the Grant Date and ending on the first anniversary of the Grant Date (except as provided in Section 1.4.2), Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of this DSU Award or the Shares to be received under or governed by this DSU Award and Participant will not become Vested in the Deferred Stock Units unless Participant continues to serve as a Non-Employee Director of Corporation throughout the Restriction Period.

1.4           Vesting of DSU Award.

1.4.1        General.  The DSU Award is initially not Vested and will become fully Vested and nonforfeitable as of the expiration of the Restriction Period.  The DSU Award will be settled as of the Settlement Date pursuant to Section 2 rather than on the date the DSU Award becomes Vested.

1.4.2        Acceleration of Vesting.  Notwithstanding any other provision of this Agreement, the DSU Award will become fully Vested and nonforfeitable upon:

(a)           the death of Participant;

(b)           the termination of Participant’s membership on Corporation’s Board by reason of Participant’s Disability; or

(c)           the termination of Participant’s membership on Corporation’s Board by reason of or in connection with a Change in Control of Corporation.

1.5           Forfeiture of DSU Award.  In the event that Participant ceases to be a Non-Employee Director of Corporation prior to the expiration of the Restriction Period for any reason other than death, Disability, or a Change in Control of Corporation, the entire DSU Award and all the Deferred Stock Units will be forfeited.

2.             SETTLEMENT OF DEFERRED STOCK UNITS

2.1           Settlement Date.  In the event the DSU Award becomes Vested pursuant to Section 1.4.1, the date of settlement of the DSU Award  (the “Settlement Date”) will be the first business day that is at least 30 days after the date that Participant ceases to be a Non-Employee Director of Corporation.

2.2           Accelerated Settlement Date.  In the event the Vesting of the DSU Award is accelerated pursuant to Section 1.4.2 due to the death or Disability of Participant, the Settlement Date will be the first business day that is at least 30 days after the date of death or the date Participant ceases to be a Non-Employee Director of Corporation by reason of Disability.  In the event the Vesting of the DSU Award is accelerated pursuant to Section 1.4.2 due to the termination of Participant’s membership on Corporation’s Board by reason of or in connection with a Change in Control of Corporation, the Settlement Date will be the date on which such termination occurs.

2.3           Form of Settlement.  If the DSU Award becomes Vested pursuant to Section 1.4, then on the Settlement Date, Corporation will deliver to Participant an unrestricted certificate for a number of Shares equal to the number of Deferred Stock Units subject to the DSU Award.

2.4           Withholding Taxes.  As of the Grant Date, no withholding taxes are due in connection with the grant, Vesting or settlement of the DSU Award.  In the event that as of the Vesting date or the Settlement Date, Corporation is (due to changes in applicable law) obligated to withhold any taxes in connection with the Vesting and/or the settlement of the DSU Award, Participant will be responsible for payment of all federal, state, and local withholding taxes and Participant’s portion of any applicable payroll taxes imposed in connection with the Vesting and/or the settlement of the DSU Award or the issuance of Shares (collectively, the “Applicable Taxes”).  Corporation’s obligation to issue Shares in settlement of the DSU Award is expressly conditioned on Participant’s making arrangements satisfactory to Corporation, in its sole and absolute discretion, for the payment of all Applicable Taxes.

3.             OTHER PROVISIONS

3.1           DSU Award Not Transferable.  Neither the DSU Award nor the Deferred Stock Units nor any interest or right in the Award or the Units or part of the Award or the Units may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution, unless and until the DSU Award has been settled as provided in this Agreement.  Neither the DSU Award nor any interest or right in the Deferred Stock Units or part of the Award or the Units will be liable for the debts, obligations, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition will be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.2           Rights as Shareholder.  Prior to the issuance of a certificate for Shares in settlement of this DSU Award, Participant will have no rights as a shareholder of Corporation with respect to this DSU Award or the Deferred Stock Units.

3.3           Shares to Be Reserved.  Corporation will at all times during the term of the DSU Award reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.

3.4           Notices.  Any notice to be given under the terms of this Agreement to Corporation must be sent to Corporation in care of its Secretary, and any notice to be given to Participant will be sent to Participant at the contact information given beneath Participant’s signature.  By a notice given pursuant to this Section 3.4, either party may designate different contact information for notices to be given.  Any notice which is required to be given to Participant will, if Participant is then deceased, be given to Participant’s personal representative if such representative has previously informed Corporation of his or her status and address by written notice under this Section 3.4.  Any notice will be deemed duly given when delivered personally or sent by facsimile transmission, e-mail communication or any other form of electronic transmission, or enclosed in a properly sealed envelope or wrapper addressed in accordance with this Section, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.  Such notice will be deemed effective at the earliest of the following:  (a) when received, (b) when transmitted by facsimile, e-mail, or other form of electronic transmission, (c) five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, and (d) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested.

3.5           Titles.  Titles are provided in this Agreement for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.6           Construction.  This Agreement will be administered, interpreted and enforced under the internal laws of the State of Oregon without regard to conflicts of laws of the State.

3.7           Conformity to Securities Laws.  Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933 and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission under such laws, including without limitation Rule 16b-3.  Notwithstanding anything in this Agreement to the contrary, the Plan will be administered, and the DSU Award is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.8           Definition of Terms.  All capitalized terms used in this Agreement without definition have the meanings ascribed to such terms in the Plan.

RENTRAK CORPORATION

By
Paul A. Rosenbaum
Chief Executive Officer

[Name]

Contact Information: